EXHIBIT 2.2

AMENDMENT NO. 1

TO AGREEMENT AND PLAN OF MERGER

THIS AMENDMENT (the “Amendment”) to the Agreement and Plan of Merger dated as of January 15, 2016 (“Agreement”) is dated as of February 1, 2016 and is entered into by and among Anadigics, Inc., a Delaware corporation (the “Company”), II-VI Incorporated, a Pennsylvania corporation (“Parent”), and Regulus Acquisition Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Purchaser”) (Company, Parent and Purchaser may be referred to individually as “Party” or collectively as “Parties”).

WHEREAS, the Parties desire to amend the Agreement;

WHEREAS, capitalized terms used in this Amendment, but not defined in this Amendment, shall have the meanings ascribed to such terms in the Agreement.

NOW THEREFORE, in consideration of the mutual covenants set forth herein and other good and valuable consideration, the receipt of which is hereby acknowledged, the Parties hereto agree as follows:

1.     Section 1.1(a). Section 1.1(a) of the Agreement is hereby deleted and replaced in its entirety with the following:

Provided that this Agreement has not been terminated in accordance with Article 8, as promptly as practicable after the date of this Agreement, but in no event more than twelve (12) Business Days after the date of this Agreement, Purchaser will (and Parent will cause Purchaser to) commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer.

2.     Section 2.9(b). Section 2.9(b) of the Agreement is hereby deleted and replaced in its entirety with the following:

Each time-based restricted stock unit award for shares of Company Common Stock and each performance-based restricted stock unit award for shares of Company Common Stock granted and earned for 2013 performance and the first tranche of 2015 performance (an aggregate total of 89,021 performance-based restricted stock units), in each case granted under any Company Equity Plan other than the ESPP (each, a "Company Restricted Stock Unit Award") that is outstanding immediately prior to the Effective Time and that is not then fully vested will become fully vested as of immediately prior to the Effective Time. Effective as of the Effective Time, all Company Restricted Stock Unit Awards outstanding immediately prior to the Effective Time (after giving effect to the acceleration of vesting described herein) will be cancelled and, in consideration for such cancellation, the holders thereof will automatically (and without further action being required of such holders) receive, at, or as soon as practicable but in no event more than thirty (30) days following, the Effective Time, an amount in cash from the Surviving Corporation equal to (i) the total number of shares of Company Common Stock subject to such Company Restricted Stock Unit Award, multiplied by (ii) the Merger Consideration without interest and subject to any applicable Tax withholding in accordance with Section 2.7(f).

3.     Section 3.3(a). Section 3.3(a) of the Agreement is hereby deleted and replaced in its entirety with the following:

The authorized capital stock of the Company consists of: (i) 144,000,000 Shares, of which 89,735,630 Shares were issued and outstanding as of the close of business on the day immediately preceding the date of this Agreement; (ii) 1,000 shares of Company Convertible Common Stock, of which no shares were issued and outstanding as of the close of business on the day immediately preceding the date of this Agreement; and (iii) 5,000 shares of Company Preferred Stock, of which no shares were issued and outstanding as of the close of business on the day immediately preceding the date of this Agreement. All of the issued and outstanding Shares have been duly authorized and validly issued, and are fully paid and nonassessable, and all shares of Company Common Stock which may be issued as contemplated or permitted by this Agreement will be, when issued, duly authorized and validly issued, fully paid and non-assessable and not subject to any pre-emptive rights. The Company has no shares of capital stock reserved for issuance, other than those as set forth in this Section 3.3.

4.     Section 6.2(b). Section 6.2(b) of the Agreement is hereby deleted and replaced in its entirety with the following:

Parent or the Surviving Corporation will cause to be maintained in effect for not less than six (6) years from the Effective Time the policies of directors' and officers' liability insurance maintained by the Acquired Companies as of the date hereof (or such other insurance policy with substantially similar coverage and with terms and conditions that are not less advantageous in any material respect than the Acquired Company's existing policies) for the Indemnified Parties and any other employees, agents or other individuals otherwise covered by such insurance policies prior to the Effective Time with respect to matters occurring or alleged to have occurred at or prior to the Effective Time (including the Transactions); provided, however, that, in lieu of the purchase of such insurance by Parent or the Surviving Corporation, Parent or the Surviving Corporation, or the Company at its option prior to the Effective Time, may instruct its authorized insurance broker to procure for the Company a fully prepaid, non-cancellable six (6)-year run-off program for directors' and officers' liability insurance providing at least the same coverage with respect to matters occurring at or prior to the Effective Time and obtained from the same or similar insurance carriers that currently provide the Company's director and officer liability insurance; provided, that if the aggregate premiums for such run-off program exceed one hundred fifty percent (150%) of the per annum rate of premium paid by the Company as of the date hereof for its existing officers' and directors' liability insurance policies, then Parent, the Surviving Corporation, or the Company, as applicable, will procure the amount of run-off coverage that will then be available at an aggregate premium equal to between one hundred fifty percent (150%) and one hundred seventy five percent (175%) of such annual rate as mutually agreed by the parties in good faith; provided, further, that the Company's procurement of such fully prepaid run-off policy in accordance with this sentence will be deemed to satisfy in full the obligations of Parent and Surviving Corporation pursuant to this Section 6.2(b).

5.     Section 6.2(e). A new Section 6.2(e) of the Agreement is hereby added that states as follows:

Notwithstanding anything in this Section 6.2 to the contrary, (i) any indemnification requirement of the Surviving Corporation and/or the Parent will be excess of any insurance coverage that may be available to any Indemnified Party; and (ii) in no event is any indemnification obligation herein of the Surviving Corporation and/or Parent assignable in any respect to any other third party by any Indemnified Party.

6.     Section 6.3. The following sentence shall be added to the end of Section 6.3 and, except for the addition of this sentence, Section 6.3 shall remain unchanged hereby:

Notwithstanding anything in this Agreement to the contrary, the Company agrees that at the Effective Time the Company will be liable for any and all legal and other defense costs and expenses and all other costs, expenses, settlements, judgments, losses, claims, and losses of any kind incurred by all and any of the Company, the Surviving Corporation, Parent, and Purchaser, and any and all of their respective directors, officers, employees, agents, and affiliates arising out of or relating to any claim or legal action of any kind brought by or on behalf of the securityholders of the Company.

7.     Governing Law. This Amendment is entered into and shall be construed in accordance with the laws of the State of Delaware, without giving effect to conflict of laws principles thereof.

8.     Counterparts. This Amendment may be executed and delivered in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

9.     Unmodified Terms. Except as specifically set forth in this Amendment, all terms, conditions, provisions, and definitions in the Agreement shall remain in full force and effect and shall bind the Parties. In the event that the terms of this Amendment conflict with the terms of the Agreement, the terms of this Amendment shall govern.

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment as of the date first above written.

ANADIGICS, INC.

By:	/s/ Ronald L. Michels
Name: Ronald L. Michels
Title: Chairman & Chief Executive Officer

II-VI INCORPORATED

By:	/s/ Francis J. Kramer
Name: Francis J. Kramer
Title: Chief Executive Officer

REGULUS ACQUISITION SUB, INC.

By:	/s/ Francis J. Kramer
Name: Francis J. Kramer
Title: President

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